Press Release	FOR FURTHER INFORMATION: Scott J. Gish Vice President Corporate Communications (203)775-9000 sgish@photronics.com

PHOTRONICS TO CLOSE SHANGHAI, CHINA FACILITY
COMPANY CONTINUES TO REDUCE OPERATING COSTS
MINIMAL, IF ANY REVENUE IMPACT

BROOKFIELD, Connecticut July 8, 2009 - Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that it is closing its integrated circuit photomask manufacturing facility in Shanghai, China. The closure is consistent with Photronics strategy to reduce costs and lower its operational breakeven point.

     In connection with the announced closure, Photronics expects to record an after tax charge of approximately $10 million to $14 million in fiscal 2009. Approximately 90% of the total charges will be attributed to non-cash items. The Company also estimates that 75 employees will be affected by the closure. Due to the ability to service customers from other Photronics’ locations, the Company expects minimal, if any revenue impact.

     "While we remain extremely optimistic in our ability to continue growing our business within Asia, the integrated circuit mask market in China is not materializing as we had hoped" explained Constantine S. Macricostas, Photronics' chairman and chief executive officer. "Unfortunately China’s photomask market remains relatively small and we do not foresee a viable path to profitability within an acceptable timeframe. To retain our cost competitiveness we must align our manufacturing capacity with end-market demand" concluded Mr. Macricostas.

     After the closure, Photronics will have nine global manufacturing facilities with four located within Asia. The remaining Asian locations include Korea, Singapore, and two sites in Taiwan. Once completed the Company expects to realize annual savings ranging from $4 to $5 million.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

12-2009